UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Earliest Event Reported: February 26, 2007

MONOGRAM BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30369	94-3234479
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Oyster Point Blvd., South San Francisco, California, 94080

(Address of Principal Executive Offices, including zip code)

(650) 635-1100

(Registrant’s Telephone Number, including area code)

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2007, the Compensation Committee of Monogram Biosciences, Inc.’s, or Monogram’s, Board of Directors approved a 2007 bonus plan under which Monogram’s executive officers will be eligible to participate. Under the 2007 bonus plan, each participant employee is assigned a bonus target that is expressed as a percentage of annual salary. The participant’s bonus award, if any, will be based on the achievement of pre-established corporate goals and the individual’s performance. The corporate goals have been approved by the board of directors.

Individual bonus awards will be determined at the end of 2007 based upon level of goal achievement, the quality of achievement, and the weighting of each goal. Eligible participants must be actively employed at Monogram at the time of final bonus determination to receive a bonus, and the Compensation Committee may modify or adjust the annual bonus award.

There are two components of the bonus plan for participating executive officers:

(i)	Each participant will be entitled to a payout of 2.5% of salary in the event that product revenue is at 95% or higher of specified internal revenue targets. The payout for each participant will be 3.5% of salary, in the event that product revenue is at 100% of the specified internal revenue targets.

(ii)	Each participant will be entitled to an additional payout of up to a predetermined percentage of salary, less any payment made under (i) above, and subject to the Company achieving a specified minimum level of revenue, subject to achievement of predetermined corporate goals and subject to individual performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monogram Biosciences, Inc. (Registrant)

Date: March 2, 2007	By:	/s/ Kathy L. Hibbs Kathy L. Hibbs Vice President, General Counsel